SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED BYLAWS OF

ECO-STIM ENERGY SOLUTIONS, INC.

This Second Amendment to the Second Amended and Restated Bylaws of Eco-Stim Energy Solutions, Inc., a Nevada corporation (the “Company”), is dated as of August 2, 2017 (this “Second Amendment”).

Recitals

A.	The Second Amended and Restated Bylaws of the Company (the “Bylaws”) were previously amended and restated effective as of March 1, 2017 by resolution of the board of directors of the Company (the “Board”).

B.	The First Amendment to the Bylaws was adopted by resolution of the Board July 6, 2017 (the “First Amendment”).

C.	The Board has approved the adoption of the second amendment to the Bylaws as set forth below in accordance with Section 2.04 of that certain Amended and Restated Stockholder Rights Agreement, dated as of March 7, 2017, by and among the Company and certain of its stockholders, as amended (the “Rights Agreement”), Article 7 of the Bylaws, and Article III of the Company’s Amended and Restated Articles of Incorporation, effective as of the date of this Second Amendment.

Amendment

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.	Article 6 is hereby amended to include Section 8 as follows:

Section 6.08. Severability. If any provision (or any part thereof) of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any section of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such portion containing any such provision held to be invalid, illegal or unenforceable) shall be construed for the benefit of the Corporation to the fullest extent permitted by law so as to (a) give effect to the intent manifested by the provision held invalid, illegal or unenforceable, and (b) permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service. Reference herein to laws, regulations or agencies shall be deemed to include all amendments thereof, substitutions therefor and successors thereto, as the case may be.

2.	The Bylaws are hereby amended to include Article 9 as follows:

9.1 Exclusive Forum for Certain Actions.

(a) Unless a majority of the Board of Directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Second Judicial District Court in and for the County of Washoe, State of Nevada (or, if such court does not have jurisdiction, another state court located within the State of Nevada or, if no court located within the State of Nevada has jurisdiction, the federal district court for the northern District of Nevada) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of Nevada Revised Statutes Chapters 78 or 92A, the Articles of Incorporation or these Bylaws (in each case, as may be amended from time to time) or (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Nevada, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.

(b) If any action the subject matter of which is within the scope of the immediately preceding clause (a) is filed in a court other than a court located within the State of Nevada as specified above (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Nevada in connection with any action brought in any such court to enforce the immediately preceding clause (a) (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c) Except where a private right of action at a lower threshold than that required by this Bylaw is expressly authorized by applicable statute, a current or prior stockholder or group of stockholders (collectively, a “Claiming Stockholder”) may not initiate a claim in a court of law on behalf of (1) the Corporation or (2) any class of current or prior stockholders against the Corporation or against any director or officer of the Corporation in his or her official capacity, unless the Claiming Stockholder, no later than the date on which the claim is asserted, delivers to the Secretary written consents by beneficial stockholders owning at least three percent (3%) of the outstanding shares of the Corporation as of (i) the date on which the claim was discovered (or should have been discovered) by the Claiming Stockholder, or (ii) if on behalf of a class consisting only of prior stockholders, the last date on which a Stockholder must have held shares in order to be included in the class.

9.2 Liability of Stockholder for Unsuccessful Litigation Against the Corporation, a Director, Officer, Employee or Affiliate of the Corporation.

(a) To the fullest extent permitted by law, in the event that (i) any current or prior stockholder or anyone on their behalf (“Claiming Party”) initiates or asserts any claim or counterclaim (“Claim”) or joins, offers substantial assistance to, or has a direct financial interest in any Claim against the Corporation and/or any director, officer, employee or affiliate of the Corporation (together, the “Corporation Parties”), and (ii) the Claiming Party (or the third party that received substantial assistance from the Claiming Party or in whose Claim the Claiming Party had a direct financial interest) does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then each Claiming Party shall be obligated jointly and severally to reimburse the Corporation Parties the greatest amount permitted by law of all fees, costs and expenses of every kind and description (including but not limited to, all reasonable attorney’s fees and other litigation expenses) (collectively, “Litigation Costs”) that the Corporation Parties may incur in connection with such Claim.

(b) To the fullest extent permitted by law, in the event that any Claiming Party initiates or asserts any Claim or joins, offers substantial assistance to, or has a direct financial interest in any Claim against any Corporation Parties, then, regardless whether the Claiming Party is successful on its Claim in whole or in part, (i) the Claiming Party shall bear its own Litigation Costs, and (ii) the Claiming Party and the Claiming Party’s attorneys shall not be entitled to recover any Litigation Costs or, in a derivative or class action, to receive any fees or expenses as the result of the creation of any common fund, or from a corporate benefit purportedly conferred upon the Corporation.

3. The Bylaws are hereby amended to include Article 10 as follows:

Article 10. Costs and Expenses. To the fullest extent permitted by law, each stockholder will be liable to the Corporation (and any subsidiaries or affiliates thereof) for, and indemnify and hold harmless the Corporation (and any subsidiaries or affiliates thereof) from and against, all costs, expenses, penalties, fines or other amounts, including without limitation, reasonable attorneys’ and other professional fees, whether third party or internal, arising from such stockholder’s breach of or failure to fully comply with any covenant, condition or provision of these Bylaws or the Articles of Incorporation or any action by or against the Corporation (or any subsidiaries or affiliates thereof), including without limitation, any derivative action or proceeding brought on behalf of the Corporation or any other proceeding described in Section 9.1(a) of these Bylaws in which such stockholder is not the prevailing party, and shall pay such amounts to such indemnitee on demand, together with interest on such amounts, which interest will accrue at the lesser of the Corporation’s highest marginal borrowing rate and the maximum amount permitted by law, from the date such costs or the like are incurred until the receipt of payment.

4. Except as amended by this Second Amendment, the Bylaws remain the same and in full force and effect.